January 28, 2009


First Trust Exchange-Traded Fund II
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

         It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the Shares of each series of First Trust Exchange-Traded Fund II (the "Trust"). The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

         It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Plan.

         The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before January 30, 2010. This letter agreement supercedes that certain letter agreement by and among First Trust Portfolios L.P. and the Trust, dated as of June 18, 2008 with respect to the Trust only.


                                  Very Truly Yours,

                                  FIRST TRUST PORTFOLIOS L.P.

                                  /s/ James A. Bowen

                                  James A. Bowen
                                  President

AGREED AND ACKNOWLEDGED:


FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James A. Bowen

James A. Bowen
President

                                    EXHIBIT A

 FIRST TRUST EXCHANGE-TRADED  FUND II

FUNDS
First Trust Dow Jones STOXX(R) European Select Dividend Index Fund First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund
First Trust Dow Jones Global Select Dividend Index Fund
First Trust Europe Select AlphaDEX(TM) Fund
First Trust Japan Select AlphaDEX(TM) Fund
First Trust ISE Global Wind Energy Index Fund
First Trust Global IPO Index Fund
First Trust ISE Global Engineering and Construction Index Fund